Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Reports First Quarter 2005 Financial

Results

May 2, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) reported financial results for the quarter ended March 31, 2005. Total revenues for the quarter were $6.1 million compared to $4.5 million in the first quarter of 2004. Net product sales for TRISENOX (arsenic trioxide) rose to $6.0 million for the quarter ended March 31, 2005 compared to revenues, which were lower than expected primarily as a result of an error in the reimbursement rate published by the Center for Medicare Services, of $3.9 million in the same period in 2004.

CTI reported a net loss for the quarter of $39.1 million ($0.62 per share) compared to a net loss of $136.4 million ($2.75 per share), which included a one time charge of $88.5 million ($1.79 per share) related to the write-off of in-process research and development acquired in our merger with Novuspharma S.p.A., for the same period in 2004. The Company ended the quarter with approximately $73.4 million in cash and cash equivalents, securities available-for-sale, and interest receivable.

“We expect the winding down of the XYOTAX phase III STELLAR trials to contribute to lower expenses for the year,” commented Louis A. Bianco, Chief Financial Officer. “We also have implemented cost cutting measures and should see the impact on our P&L in the upcoming quarters.”

Recent Highlights

•	Announced the top-line results of the phase III study of XYOTAX in combination with carboplatin, known as STELLAR 3, which did not meet its primary endpoint, but showed equivalent efficacy and a reduction in certain side effects compared to the standard paclitaxel/carboplatin regimen

•	Announced that the Gynecologic Oncology Group (GOG) initiated a large phase III clinical trial examining the ability of XYOTAX to maintain remission and prolong the survival of ovarian cancer patients

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•	Announced that the European Patent Office issued an allowance for a patent directed to XYOTAX, which when issued, will have the same term as existing U.S. patents that provide patent protection for XYOTAX until 2017

•	Announced completion of enrollment of NCI-sponsored cooperative group study in first-line acute promyelocytic leukemia, which will determine the potential benefits of TRISENOX in maintaining remissions and could provide the basis for a supplemental NDA

•	Announced that STELLAR 3 results were accepted for oral session presentation at the American Society of Clinical Oncology meeting (ASCO)

About TRISENOX®

TRISENOX® (arsenic trioxide) is marketed by CTI. TRISENOX was approved for marketing in 2000 by the U.S. Food and Drug Administration to treat patients with relapsed or refractory acute promyelocytic leukemia (APL), a rare, life-threatening form of cancer of the blood. TRISENOX was granted marketing authorization from the European Commission in March 2002. APL, one of eight subtypes of acute myeloid leukemia (AML), represents 10-15 percent of the more than 20,000 patients diagnosed with AML each year in the United States. The standard treatment for newly diagnosed APL has been a combination of chemotherapy and all-trans-retinoic acid (ATRA), which results in a complete response in 70-90 percent of newly diagnosed patients. However, approximately 20-30 percent of patients who receive this treatment regimen relapse. TRISENOX is currently being studied in more than 40 clinical and investigator-sponsored trials in a variety of cancers.

U.S. marketing approval for TRISENOX was granted based on results from a U.S. multicenter study in which 40 relapsed APL patients were treated with TRISENOX 0.15 mg/kg until bone marrow remission or a maximum of 60 days. Thirty-four patients (85 percent) achieved complete remission. When the results for these 40 patients were combined with those for the 12 patients in a pilot trial, an overall response rate of 87 percent was observed.

WARNING: TRISENOX should be administered under the supervision of a physician who is experienced in the management of patients with acute leukemia. Some patients with APL treated with TRISENOX have experienced APL differentiation syndrome – with symptoms similar to retinoic acid-acute promyelocytic leukemia (RA-APL) syndrome. Arsenic trioxide can cause QT prolongation (which can lead to torsade de pointes) and complete atrioventricular block.

The most common adverse events associated with TRISENOX have been generally manageable, reversible and usually did not require interruption of therapy. These have included hypokalemia, hypermagnesemia, hyperglycemia and thrombocytopenia as reported in 13 percent of the patients (n=40). Abdominal pain, dyspnea, hypoxia, bone pain and neutropenia were reported in 10 percent of these patients, while arthralgia, febrile neutropenia and disseminated intravascular coagulation were reported in eight percent of patients.

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About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect the development of CTI’s products under development, including TRISENOX, XYOTAX, and pixantrone. These risks include, but are not limited to, preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, the potential failure to meet TRISENOX revenue goals, the potential failure of TRISENOX to continue to be safe and effective for cancer patients, the potential failure of XYOTAX to prove safe and effective or to be approved for use in non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for relapsed aggressive non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX, and CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q.

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Investors	Media

Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Cell Therapeutics, Inc. Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm

www.cticseattle.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues:
Product sales	$6,037	$3,858
License and contract revenue	103	637

Total revenues	6,140	4,495

Operating expenses:
Cost of product sold	246	152
Research and development	22,063	28,907
Selling, general and administrative	19,326	20,066
Acquired in-process research and development	—	88,524
Amortization of purchased intangibles	253	578

Total operating expenses	41,888	138,227

Loss from operations	(35,748)	(133,732)
Other income (expense):
Investment and other income	480	516
Interest expense	(3,893)	(2,723)
Foreign exchange gain (loss)	29	(456)

Net loss	$(39,132)	$(136,395)

Basic and diluted net loss per share	$(0.62)	$(2.75)

Shares used in calculation of basic and diluted net loss per share	63,303	49,556

Balance Sheet Data:

	(amounts in thousands)
	March 31, 2005	December 31, 2004
Cash and cash equivalents, securities available-for-sale and interest receivable	$73,379	$116,020
Working capital	57,250	93,813
Total assets	142,014	184,996
Convertible debt	190,099	190,099
Accumulated deficit	(761,916)	(722,784)
Shareholders’ deficit	(110,016)	(70,708)